PA142 (2/02)

ALLSTATE LIFE INSURANCE COMPANY
(herein called "we" or "us")
Withdrawal Charge Option Rider 2
This Rider was issued because you selected the Withdrawal Charge Option Rider 2. This rider modifies the benefit provided by your Contract, to the extent described below, and the charge for this rider is in addition to charges defined in your Contract.
As used in this Rider, "Contract" means the Contract or Certificate to which this rider is attached.
The annualized Mortality and Expense Risk Charge for this rider is .20%
I. Under this rider, there are no Withdrawal Charges applicable to your Contract.
o All references to Withdrawal Charges in your Contract are deleted.
o In addition, the following provisions are deleted:
o The Free Withdrawal Amount provision
o The Withdrawal Charge provision
o The Payout Withdrawal Charge provision
II. The annualized Mortality and Expense Risk Charge, for this rider, is shown above. After the Rider Date, the Mortality and Expense Risk Charge for this rider will never change.
III. Withdrawal Charge Option Rider 2 cannot be terminated unless the Contract is terminated.
Except as amended by this rider, the Contract remains unchanged.

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Secretary Chairman and Chief Executive Officer